EXHIBIT 10.1

TERMINATION PROTECTION AGREEMENT

THIS TERMINATION PROTECTION AGREEMENT (as hereinafter amended from time to time, this “Agreement”) is made and entered into by and among Sterling Jewelers Inc., a Delaware corporation (the “Company”) and Michael W. Barnes (the “Executive”), effective as of February 1, 2014 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, the Company is engaged in the business of operating a chain of retail jewelry stores in the United States;

WHEREAS, the parties hereto are party to that certain employment agreement dated as of September 29, 2010, as amended (the “Prior Agreement”), which Prior Agreement automatically expired in accordance with its terms effective as of  January 31, 2014;

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to remain employed, as Chief Executive Officer of Signet Jewelers Limited, a Bermuda corporation (“Signet,” and, together with its subsidiaries, the “Signet Group”), which for purposes of this Agreement is an affiliate of the Company), effective as of the Effective Date, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

Agreement

1. Definitions

(a) “Annual Bonus” means an annual cash bonus award in accordance with the annual bonus plan then in effect for executive officers of Signet, as approved by the Compensation Committee or its designee.

(b) “Board” means the Board of Directors of Signet.

(c) “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services.

(d) “Cause” means  (A) fraud, embezzlement, gross insubordination or any act of moral turpitude or misconduct, in each case, on the part of the Executive; (B) conviction of or the entry of a plea of nolo contendere by the Executive for any felony; or (C) (x) a material breach by the Executive of his duties, responsibilities or obligations under this Agreement or the attached Schedule 1, or (y) the willful failure or refusal by the Executive to perform and discharge a specific lawful directive issued to Executive by the Board within a reasonable period of time, not to be less than five (5) business days, following written notice thereof to the Executive by the Company or the Board.

(e) “Compensation Committee” means the compensation committee of the Board.

(f) “Good Reason” shall mean without the Executive’s prior written consent: (A) any material reduction in his target or maximum potential annual compensation opportunities as set forth on the attached Schedule 1; (B) any diminishment in the Executive’s title, principal responsibilities or basic reporting relationships as set forth on Schedule 1; (C) any requirement that the Executive relocate his principal place of employment by more than fifty miles from Akron, Ohio; or (D) a material breach by the Company of its obligations to the Executive as set forth on Schedule 1, which breach remains uncured for thirty days following written notice thereof provided by the Executive to the Company.

(g) “Long Term Incentive Plan” means the long-term incentive plan then in effect, as approved by the Compensation Committee or its designee.

2. Termination.  The Executive’s employment with the Company shall continue until terminated by either Party at any time and for any reason on at least 90 days’ advance written notice (other than upon the Executive’s death or upon a termination for Cause, which may be effective immediately).  The provisions of this Agreement exclusively shall govern the Executive’s rights upon termination of employment with the Company and its affiliates.

(a) Termination By the Company For Cause or Resignation By the Executive Without Good Reason.

(i) If the Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or by the Executive’s resignation without Good Reason (as defined below), the Executive shall be entitled to receive solely the following: (A) base salary and accrued and unused vacation through the date of termination in accordance with the Company’s normal payroll practices; and  (B) any Annual Bonus or Long Term Incentive Plan payment that has been earned by the Executive for a completed fiscal year (or with respect to a Long Term Incentive Plan payment, a completed performance cycle) ending prior to the effective date of the Executive’s date of termination but which remains unpaid as of such date (the amounts described in clauses (A) and (B) being referred to as the “Accrued Rights”).

(b) Termination By the Company Without Cause, Resignation by the Executive for Good Reason or Automatic Termination Upon the Executive’s Death.

(i) If the Executive’s employment hereunder is terminated by the Company without Cause, if the Executive resigns for Good Reason, or if the Executive’s employment terminates automatically upon the Executive’s death, the Executive (or his beneficiary or estate) shall be entitled to receive solely the following in addition to the Accrued Rights, subject to the Executive’s continued compliance with the provisions of Sections 2 and 3

(A)           continued payment of Executive’s base salary as in effect immediately prior to such termination of employment (without giving effect to any reduction in base salary resulting in Executive’s resignation for Good

Reason) for twelve months following the date of the Executive’s termination (paid in accordance with the Company’s normal payroll practices as in effect on the date of such termination); and

(B)           a lump sum amount equal to (1) the Annual Bonus the Executive would otherwise have received for the fiscal year in which the Executive’s termination of employment occurred, based on actual performance, upon a termination of employment by the Company without Cause or the Executive’s resignation for Good Reason, or (2) the amount of the Executive’s Annual Bonus for achievement at “target” level performance objectives for the fiscal year in which the Executive’s termination occurred due to the Executive’s death, in each case, payable in a lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet; and

(C)           a lump sum amount equal to the sum (if applicable) of the Long Term Incentive Plan payment (or payments, if applicable) in respect of each then-ongoing performance cycle under the Long Term Incentive Plan as of the date of termination, with the amount to be paid in respect of each performance cycle calculated (1) with respect to awards that vest in whole or in part based on performance, for each completed fiscal year during a performance cycle, based on actual performance against the portion of the target allocable to such fiscal year, and, for the fiscal year in which the Executive’s termination of employment occurred, based on actual performance against the portion of the target allocable to such fiscal year, with payment prorated based on the number of calendar days that have elapsed since the beginning of such fiscal year through the date of termination (except that, if the Executive’s termination of employment occurred due to the Executive’s death, when calculating the amount to be paid for the fiscal year of termination of employment, it shall be assumed that target performance was attained), payable upon the conclusion of the applicable performance cycle in accordance with the Long Term Incentive Plan (but no later than the “short-term deferral” period under Section 409A (defined below)), and (2) with respect to awards that vest solely based on provision of services, based on the award the Executive otherwise would have received for the performance cycle, prorated based on the number of calendar days that have elapsed since the beginning of the applicable performance cycle through the date of termination, payable in accordance with the Long Term Incentive Plan; and

(D)           for twelve months following the date of termination, continued group medical coverage for the Executive and the Executive’s eligible dependents upon the same terms as provided to senior executive officers of the Company and at the same cost to the Executive and the same coverage levels as in effect immediately prior to such termination of employment (except to the extent such cost and coverage would have changed if the Executive had remained employed); provided, that such continued group medical coverage shall cease upon the Executive becoming employed by another employer and eligible for substantially similar coverage, as applicable, with such other employer.

For the avoidance of doubt, all payments under this Section 2(b) shall cease upon the Executive’s breach of the provisions of Sections 3 or 4 of this Agreement.

(c) Notice of Termination.  Any purported termination of employment by the Company or by the Executive (other than due to the Executive’s death) shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 10(f).

(d) Board/Committee Resignation.  Upon termination of the Executive’s employment for any reason, the Executive agrees to resign at the direction of the Board, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates.

(e) Waiver and Release; Timing of Payments.  Notwithstanding anything herein to the contrary, as a condition precedent to receiving any payments under this Section 2 (other than those amounts already accrued prior to the date of termination, including the Accrued Rights), Executive shall have executed, within twenty-one days, or if required for an effective release, forty-five days, following the Executive’s termination of employment, a waiver and release in substantially the form attached hereto as Exhibit A (the “Release”), which Release may be updated by the Company from time to time to reflect changes in law, and the seven-day revocation period of such Release shall have expired.  Subject to Section 6(b) and the execution of the Release pursuant to this Section 2(e), all payments under this Section 2 shall be payable as described above; provided, that any payments due prior to the sixtieth day after the Executive’s termination of employment shall be made on such sixtieth day.

3. Confidentiality; Ownership of Developments.

(a) During the term of the Executive’s employment with the Company or any of its subsidiaries or affiliates and for all time thereafter, the Executive shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company and of any of the subsidiaries or affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by the Company or any of the subsidiaries or affiliates of the Company pertaining to the Business of the Company or any of the subsidiaries or affiliates of the Company; provided that such information referred to in this Section 3(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 3.

(b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company that, alone or jointly with others, the Executive may create, make, develop or acquire during the term of Executive’s employment with the Company or any of its subsidiaries or affiliates (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and its subsidiaries and affiliates and the Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments.  Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company.

4. Covenants Not to Solicit and Not to Compete.  The Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company:

(a) during his employment with the Company or any of its subsidiaries or affiliates and for a period of two years commencing upon termination of the Executive’s employment, solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the subsidiaries or affiliates of the Company to terminate his or her employment or engagement with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or

(b) during his employment with the Company or any of its subsidiaries or affiliates and for a period of one year commencing upon termination of the Executive’s employment, the directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the subsidiaries or affiliates of the Company) which is primarily engaged in the retail jewelry business (“primarily” meaning having a product mix consisting of 25% or more jewelry sales per year); provided, however, that the restrictions of this Section 4(b) shall not extend to the ownership, management or control of a retail jewelry business by the Executive following the termination of employment provided that such activity is no less than five miles distant from any retail jewelry store of Signet at the time of such termination of employment; provided that notwithstanding the foregoing, the Executive shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.

5. Specific Performance.  The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Business of the Company and the subsidiaries and affiliates of the Company.  By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 3 or 4 hereof, the Company and the subsidiaries and affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Sections 3 or 4 specifically enforced by any court having equity jurisdiction.  Nothing contained herein shall be construed as prohibiting the Company or any of the subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Executive or cessation of payments hereunder without requirement for posting a bond.

6. Section 409A.

(a) The intent of the parties is that payments and benefit under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, as applicable.  If the Executive notifies the Company that the Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A.  Subject to the above provisions of this Section 6, (i) the Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and (ii) the Company, its subsidiaries and affiliates, and each of their employees and representatives shall not have any liability to the Executive with respect thereto.

7. Compliance with Board Policies.

(a) Over the course of the five-year period that commenced on December 1, 2010, the Executive shall be required to build a holding of Shares equal to at least five times his Base Salary (the “Share Ownership Requirement”).  Until the Share Ownership Requirement has been achieved, the Executive shall be required to hold all Shares (i) received upon exercise of stock options or stock appreciation rights, as the case may be, under the Company’s equity plans (other than the minimum number of Shares required to pay the related tax) and (ii) pursuant to which the applicable restrictions have lapsed, in the case of restricted Shares granted under the Company’s equity plans (other than the minimum number of Shares required to pay the related tax).  For the avoidance of doubt, once the Share Ownership Requirement is achieved at any given Share price, such requirement shall be considered satisfied, notwithstanding any subsequent change in Share price.  The Share Ownership Requirement shall be required for so long as the Executive is the Chief Executive Officer of the Signet Group.

(b)            The Executive shall be subject to the written policies of the Board applicable to executives, including without limitation any Board policy relating to claw back of compensation, as they exist from time to time during the Executive’s employment with the Company.

8. Governing Law; Jurisdiction.

(a) This Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein, without regard to conflict of laws principles thereof.

(b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio.  The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law.  Each Party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such Party.

9. Miscellaneous.

(a) Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereto and supersedes any and all prior agreements (whether written or oral) between the Parties with respect thereto, including, without limitation, the Prior Agreement.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(b) No Waiver.  The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Severability.  The provisions of this Agreement are severable and the invalidity, illegality or unenforceability of any one or more provisions shall not affect the validity, legality or enforceability of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

(d) Assignment.  This Agreement and all of the Executive’s rights and duties hereunder shall not be assignable or delegable by the Executive.  Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate of the Company or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(e) Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of the Executive’s death, all amounts payable hereunder to the Executive that are then unpaid, shall be paid to the Executive’s beneficiary designated by him in writing to the Company or, in the absence of such designation, to his estate.

(f) Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either

Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44333
Fax: (330) 668-5191
Attn:  Chief Financial Officer

with copies to:

Signet Jewelers Limited
110 Cannon Street
London, EC4N 6EU
Fax:  44(207) 621-0835
Attn:  Mark A. Jenkins

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153-0119
Fax:  (212) 310-8007
Attn:  Amy M. Rubin

If to the Executive:

To his last address set forth on the payroll records of the Company

(g) Cooperation.  The Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder.

(h) Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Survival.  The provisions of Sections 3, 4, 5, 8 and 9 of this Agreement  shall survive the expiration or termination of this Agreement and the Executive’s employment hereunder, irrespective of the reason for any termination

(j) Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the last date written below.

STERLING JEWELERS INC.

By:	/s/ Lynn Dennison
Name:	Lynn Dennison
Title:	Senior Vice President and General Counsel
Date:	January 31, 2014

EXECUTIVE

/s/ Michael W. Barnes
Michael W. Barnes
Date:	January 31, 2014

[SIGNATURE PAGE TO BARNES TERMINATION PROTECTION AGREEMENT]

SCHEDULE 1

EMPLOYMENT TERMS, DUTIES AND ENTITLEMENTS

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Termination Protection Agreement, dated as of January 31, 2014, by and among Sterling Jewelers Inc. (the “Company”) and Michael W. Barnes (the “Executive”) to which this Schedule 1 is attached (the “Agreement”).

Position	Chief Executive Officer of the Signet Group

Reporting Line	Executive shall report through the Chairman of the Board to the Board.

Duties
Executive shall have such duties and authority, consistent with his position, as may be assigned from time to time by the Board.

For so long as the Executive serves as the Chief Executive Officer of the Signet Group during the term of the Executive’s employment with the Company or any of its subsidiaries or affiliates, the Executive shall, subject to the provisions of the Bylaws of Signet, also serve as a member of the Board and shall, if requested by the Company, also serve as a member of the board of directors of any of Signet’s or the Company’s subsidiaries without additional compensation.

Executive shall devote his full business time and best efforts to the performance of his duties and will not engage in any other business, profession or occupation for compensation or otherwise which would directly or indirectly conflict or interfere with the rendition of such services, without the prior written consent of the Board; provided Executive may (i) serve on any board of directors or trustees of any charitable or educational  organization or engage in other charitable, civic and professional activities, and (ii) subject to the prior approval of the Board, in its sole discretion, Executive may accept appointment to any board of directors of any business entity; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive’s duties or breach the terms of Section 3 or 4 of the Agreement.

Annual Base Salary
Annual rate of $1,054,000, subject to annual review by the Compensation Committee, with changes, if any, to become effective on April 1 of the year following such annual review.

Base Salary shall not be reduced unless there is a comparable reduction in the base salaries of other named executive officers of Signet.

Annual Bonus
Target Bonus: 130% of Base Salary upon achievement of performance objectives at target for the applicable fiscal year of Signet.

Annual Bonus may be less than or greater than Target Bonus, based upon achievement of performance objectives against target levels, up to 260% of Base Salary.

Annual Bonus, if any, is payable in a lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet.

Long Term Incentive Plan	Annual consideration for long-term awards (as determined in the Compensation Committee’s sole discretion) made in accordance with the terms of the Long Term Incentive Plan.

1

Employee Benefits
Eligible for all Company health, life and disability insurance and other welfare, and retirement, savings, deferred compensation and fringe employee benefit plans, as in effect from time to time, on the same basis as those benefits are generally made available to senior executives of the Company.

Eligible for reimbursement of reasonable business expenses incurred the Executive during employment in the performance of the Executive’s duties, in accordance with Company policies and subject to timely submission of reimbursement requests.

Vacation	5 weeks paid vacation per year, subject to the Company’s vacation policies applicable to senior executives, as in effect from time to time.
Director and Officer Insurance
The Company shall keep in force for the Executive coverage under a directors and officers liability insurance policy, such coverage to be at a level no less than that maintained for substantially all of the executive officers of the Company or Signet (during the period the Executive is an executive officer of Signet) and substantially all of the members of the Board of Directors Signet (during any period the Executive is a member of the Board of Directors of Signet).

Executive Representations
Executive represents and warrants to the Company that the performance by Executive of the duties set forth on the Agreement and this Schedule 1 shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

2

EXHIBIT A

RELEASE

This RELEASE (“Release”) dated as of ___________, 20__ between Sterling Jewelers Inc., a Delaware corporation (the “Company”), and Michael W. Barnes (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain termination protection agreement dated January 31, 2014 (the “Agreement”); and

WHEREAS, the Executive's employment with the Company has terminated effective ______ __, 20__ (“Termination Date”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Agreement, the Company and the Executive agree as follows:

1. Capitalized terms not defined herein shall have the meaning as defined under the Agreement.

2. In consideration of the Executive’s release under Paragraph 3 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section 7, as applicable, of the Agreement, which is attached hereto and made a part hereof.

3.The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. §§ 1001 et seq.) and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise.  If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.  The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company.  The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have

1

against the Company and the persons and entities described above, whether known, unknown or suspected.

4. The Company and the Executive acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits pursuant to Paragraph 2 of this Release or any Accrued Rights (as defined in the Agreement) to which the Executive is entitled under the Agreement, or (iii) with respect to the Executive’s rights as a shareholder of the Company, Signet or any of their subsidiaries.

5.Executive acknowledges that pursuant to the Release set forth in Paragraph 3 above, Executive is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that Executive’s waiver and release of such rights is knowing and voluntary.  Executive acknowledges that the consideration given for the ADEA waiver and release under this Release is in addition to anything of value to which Employee was already entitled.

(a)Executive further acknowledges that he has been advised by this writing that:

(i)Executive should consult with an attorney prior to executing this Release and has had an opportunity to do so;

(ii)Executive has up to twenty-one (21) days within which to consider this ADEA waiver and release;

(iii)Executive has seven (7) days following Executive’s execution of this Release to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notice” provision in Section 15(f) of the Agreement;

(iv)the ADEA waiver and release shall not be effective until the seven (7) day revocation period has expired; and

(v)the twenty-one (21) day period set forth above shall run from the date Executive receives this Release.  The Parties agree that any modifications made to this Release prior to its execution shall not restart, or otherwise affect, this twenty-one day (21) period.

(b)           It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.

6.   This Release shall become effective on the first (1st) day following the day that this Release becomes irrevocable under Paragraph 5.  All payments due to the Executive shall be payable in accordance with the terms of the Agreement.

[remainder of page intentionally blank]

2

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

STERLING JEWELERS INC.

By:
Name:
Title:

MICHAEL W. BARNES

[SIGNATURE PAGE TO RELEASE]